EXHIBIT 16.1


March 30, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Dear Sir or Madam:

We have read Item 4 of the Form-8K of Paradigm Holdings, Inc. dated November 4, 2004, and concur with the representations contained therein without exception.

Very truly yours,

/s/ Michael Johnson & Co

Michael Johnson & Co